EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in Amendment No. 1 to the Registration Statement (Form S-3) and related prospectus of Ventas, Inc. and the Co-Registrants named therein for the registration of guarantees of debt securities of Ventas Realty, Limited Partnership and Ventas Capital Corporation by the New Guaranteeing Subsidiaries named therein and to the incorporation by reference therein of our report dated February 5, 2004, with respect to the consolidated financial statements and financial statement schedule of Ventas, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

October 14, 2004